Exhibit 99.1

United Security Bancshares, Inc. Announces Quarterly Earnings

          THOMASVILLE, Ala., April 24 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) (“USB”) today reported net income for the quarter ended March 31, 2006, of $3,680,000, compared to $3,302,000 for the same period of 2005, an 11.4% increase.  On a per share basis, net income for the first quarter of 2006 was $0.57, compared to $0.51 for the same period of 2005, an 11.8% increase.

          Increased net income was primarily due to improved net interest income. Net interest income increased 9.5% in the first quarter of 2006 compared to the same period in 2005.  The net yield on earning assets improved from 7.32% at March 31, 2005, to 7.62% at March 31, 2006.  This increase is due to an overall increase in the average yield on loans and investment securities as well as increased volume of earning assets.  Non-interest income improved slightly due to an increase in service charges on deposit accounts.  Non- interest expense increased 7.3% primarily due to increased salary and benefit costs.

          Performance ratios remain excellent with return on average assets of 2.37% and return on average equity of 16.87%.

          At March 31, 2006, total assets amounted to $634,676,000, a 5.4% increase over March 31, 2005.  Total deposits increased 5.0% to $435,476,000.  Loans, net of unearned discount, increased 10.4% to $448,730,000, and shareholders’ equity totaled $88,302,000, which represented a book value of $13.77 per share.  Regular dividends were increased 15.0% to $0.23 per share in the first quarter, and a special dividend of $0.15 per share was also declared.

UNITED SECURITY BANCSHARES, INC.
(Unaudited Financial Highlights)
(In thousands, except per share amounts and percentages)

	Three Months Ended March 31,

	2006	2005

Earnings Summary:
Net Interest Income	$10,735	$9,808
Provision for Credit Losses	815	796
Non-Interest Income	1,284	1,154
Non-Interest Expense	5,745	5,356
Income Before Income Taxes	5,459	4,810
Income Tax Provision	1,779	1,508
Net Income	$3,680	$3,302

	Three Months Ended March 31,

	2006	2005

Basic and Diluted	$0.57	$0.51
Dividends Per Share	0.38	0.35
Balance Sheet Summary:
Total Assets	$634,676	$602,394
Total Earning Assets	575,739	550,230
Loans, Net of Unearned Discount	448,730	406,426
Allowance for Credit Losses	7,662	7,081
Total Deposits	435,476	414,856
Common Shareholders’ Equity	88,302	82,344
Book Value Per Share	$13.77	$12.84
Average Balance Sheet Data:
Total Assets	$629,677	$595,467
Total Earning Assets	571,168	543,214
Loans, Net of Unearned Discount	443,548	405,322
Total Deposits	436,140	409,236
Common Shareholders’ Equity	88,490	82,922
Performance Ratios:
Return on Average Assets	2.37%	2.25%
Return on Common Equity	16.87%	16.15%
Average Shares Outstanding:
Basic and Diluted	6,424,412	6,429,428

          Statements contained in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements are necessarily estimates reflecting the best judgment of USB’s senior management based upon current information and involve a number of risks and uncertainties.  Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by USB with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USB or its senior management should be considered in light of those factors.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

SOURCE  United Security Bancshares, Inc.
           -0-                                                04/24/2006
           /CONTACT:  Larry Sellers or Robert Steen of United Security Bancshares, Inc., +1-334-636-5424/
           (USBI)